UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2008

BIOSANTE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 478-0500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Information.

On December 3, 2008, BioSante Pharmaceuticals, Inc. entered into a license agreement and an asset purchase agreement with Azur Pharma International II Limited for the marketing of Elestrin™, which is an estradiol gel indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, in the United States, and the sale of certain assets related to Elestrin.  Upon execution of the agreements, BioSante received $3.325 million comprised of a $0.5 million product licensing fee and $2.825 million for transfer of the Elestrin trademark and inventories, among other items.  Under the license agreement, BioSante is entitled to receive additional payments of up to an aggregate of $144.5 million if certain sales-based milestones are achieved. In addition, under the license agreement Azur has agreed to pay BioSante royalties on sales of Elestrin ranging primarily from 10 percent to 20 percent and depending primarily upon the annual sales levels.

Azur has agreed to promote Elestrin using its women’s health sales force of approximately 50 sales people that targets estrogen prescribing physicians in the U.S. comprised mostly of gynecologists.  In addition, Azur has agreed to minimum marketing expenditures in the first two years of the agreement.

Azur’s obligation to pay royalties will end on the later of (i) the expiration of the last to expire of the patents covering Elestrin in the United States and (ii) December 31, 2023.  Either party may terminate the license agreement upon the other party’s material breach of the agreement after written notice specifying the alleged breach and an opportunity to cure the breach or upon the other party’s insolvency or bankruptcy.  Azur may terminate the license agreement for any reason upon 90 days prior written notice and BioSante may terminate the license agreement if Azur discontinues distribution of the product for at least three months.

The agreements with Azur contain other terms and conditions that are standard and customary for agreements of this type, including certain representations, warranties, indemnities and other covenants.

Under BioSante’s license agreement with Antares Pharma IPL AG, BioSante is required to pay Antares 25 percent of license fees and milestone payments and royalties based on net sales of Elestrin BioSante or its sub-licensees sell incorporating the licensed technology.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Stephen M. Simes
Stephen M. Simes
President and Chief Executive Officer

Dated:   December 5, 2008